Exhibit 8.2

June 19, 2014

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, NJ 07090

Attn: A. Dale Mayo

Re:	Carmike/Digiplex Merger

Ladies and Gentlemen:

We have acted as counsel to Digital Cinema Destinations Corp., a Delaware corporation (“Digiplex”), in connection with the Agreement and Plan of Merger dated as of May 15, 2014 (the “Merger Agreement”), by and among Digiplex, Carmike Cinemas, Inc., a Delaware corporation (“Carmike”) and Badlands Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Carmike (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into Digiplex with Digiplex as the surviving corporation (the “Merger”) on the terms and conditions set forth therein.

For purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the “Registration Statement”) filed by Carmike with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed Merger, and (iii) the representation letters of Digiplex and Carmike (together with Merger Sub) delivered to us for purposes of this opinion (the “Representation Letters”), containing representations about factual matters relating to the proposed Merger. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Digital Cinema Destinations Corp.

June 19, 2014

We have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the factual representations made by Carmike, Merger Sub and Digiplex in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any factual representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, Carmike, Merger Sub or Digiplex or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, it is our opinion that:

(i)	For U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

(ii)	The discussion set forth in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger,” insofar as it purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.

Our opinion is based upon existing statutory, regulatory, and judicial authority, as well as published pronouncements of the Internal Revenue Service, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

Digital Cinema Destinations Corp.

June 19, 2014

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to such use of our opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Eaton & Van Winkle LLP
Eaton & Van Winkle LLP